Exhibit 10.2

FORM OF

[AMENDED AND RESTATED]

EMPLOYMENT SECURITY AGREEMENT(1)

This [Amended and Restated] Employment Security Agreement (the “Agreement”), dated as of December 22, 2008, is between Zale Corporation (“Company”) and the undersigned [Executive Vice] President of Company (“Executive”).

[WHEREAS, in order to achieve its long term objectives, Company recognizes that it is essential to attract and retain qualified executives; and

WHEREAS, in consideration of Executive’s valuable service for, and critical contribution to the success of, Company, Company desires to provide Executive with certain benefits in the event Executive’s employment is terminated, either in connection with or unrelated to a Change of Control of Company, on the terms and subject to the conditions set forth in this Agreement.  Capitalized terms that are used in this Agreement but not defined in connection with their use are defined in Article V.]

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE I
TERMINATION BENEFITS

1.1                               General Termination Benefits.  If Executive incurs a Qualifying Termination other than during a Protection Period, he or she will receive the following termination benefits:

(a)                                  Severance Pay.  Subject to Sections 1.7 and 2.1(a), Executive will receive Severance Pay, which shall be paid in equal installments, in accordance with Company’s regular payroll practices and procedures, over an [eighteen (18)] [twenty-four (24)] month period that commences on the first ordinary payroll payment date that follows the date that is sixty (60) days after the date on which the Qualifying Termination is incurred; provided that all unpaid portions of such Severance Pay shall be distributed to Executive in a lump-sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which Executive incurs such Qualifying Termination.  In the event that, after such Qualifying Termination is incurred and Severance Pay under this Section 1.1(a) has commenced, it is determined that such Qualifying Termination was incurred during a Protection Period (including as a result of the occurrence of a Change of Control within six months after such Qualifying Termination), then Executive shall cease to receive Severance Pay under this Section 1.1(a) and shall be entitled to additional Severance Pay in accordance with Section 1.2(a).

(b)                                 Accrued Obligations.  Executive will be entitled to (i) payment of any earned and unpaid Base Compensation as of Termination of Employment; (ii) payment of any earned but unused vacation as of the Termination of Employment, to the extent such vacation pay is provided under the vacation plan or policy sponsored by Company

(1) Bracketed language indicates variations among agreements.

that is applicable to Executive; and (iii) any other earned and unpaid obligations as of the Termination of Employment, including but not limited to any bonus to which Executive may have become entitled but which has not yet been paid as of Termination of Employment under the bonus plan or policy sponsored by Company that is applicable to Executive (the “Accrued Obligations”).  Accrued Obligations described in clauses (i) and (ii) above will be paid as part of Executive’s final ordinary payroll payment from Company for active employment or contemporaneously with such payment, but in no event later than thirty (30) days after such Termination of Employment, and Accrued Obligations described in clause (iii) above will be paid in accordance with the terms of the plan, policy, agreement or arrangement under which they arose (including with respect to time of payment or distribution).

(c)                                  Continued Welfare Benefits.  Executive and/or Executive’s dependents will be entitled to elect to continue their respective health or welfare coverage pursuant to COBRA.  Provided that Executive and/or Executive’s dependents elect and maintain such COBRA coverage until the expiration of their eligibility under COBRA, following such expiration, Executive and/or Executive’s dependents also will be entitled to elect to continue such coverage for the remainder, if any, of the Severance Period.  Such health and other welfare benefits will be provided monthly and will provide the same coverage as available to others who elect coverage pursuant to COBRA, even though, following the expiration of Executive’s eligibility for COBRA, it would not be pursuant to COBRA, provided that the continued participation of Executive and such dependents is possible under the general terms and provisions of such health or welfare plans.  If Executive’s participation in any such plan is barred or would result in adverse tax consequences to Executive or Company, Company will arrange to provide Executive on a monthly basis with benefits substantially similar to those that Executive otherwise would have been entitled to receive under such plan or, alternatively at the option of Company, reimburse Executive on a monthly basis for the reasonable actual costs of purchasing in the marketplace substantially similar benefits; provided, however, that, in either case, Executive will pay to Company, or provide a credit against Company’s reimbursement obligation for, the amount equal to the premiums that Executive would have been required to pay to maintain such benefits hereunder.

During the Severance Period, Executive’s premiums for coverage provided pursuant to COBRA will be equal to the premiums Executive paid prior to Termination of Employment.  All premium payments paid by Executive and/or Executive’s dependents for coverage will be paid directly to the appropriate insurer or service provider for such benefit (which may be Company).  For the avoidance of doubt, Executive’s continuation of health and welfare benefits during the Severance Period; shall count against Executive’s continuation of coverage period required under COBRA.

Any health or welfare benefits received by or available to Executive from or in connection with any other employment of Executive, consultancy arrangement undertaken by Executive or similar source that are reasonably comparable to, but not necessarily as financially or otherwise beneficial to Executive as, the benefits provided to Executive by Company at the time of the Termination of Employment will be deemed the equivalent thereof and will terminate Company’s obligation under this Section 1.1(c) to provide health and welfare coverage during the Severance Period: provided, however, that nothing in this paragraph will limit or terminate Executive’s or

Executive’s dependents’ right to continue any Company group health plan coverage at Executive’s or such dependent’s cost for the remainder of the COBRA period.  Executive agrees to advise Company of the availability of any such subsequent benefit coverages within 30 days following such availability.

The provisions of this Section 1.1(c) will not prohibit Company from changing the terms of any benefit programs provided that any such changes apply to all executives of Company and its Affiliates (e.g., Company may switch insurance carriers or preferred provider organizations or change coverages).

(d)                                 Outplacement Services.  Executive will be entitled to receive outplacement services from an entity selected by Company for a period of three (3) months, provided that such services do not commence later than six (6) months following Termination of Employment.  Company will pay the outplacement service provider directly for the cost of such outplacement services.

(e)                                  Equity Compensation Adjustments.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such Equity Plan.  Following his or her Termination of Employment, Company will not grant Executive any equity-based compensation awards.

(f)                                    401(k) Plan.  The terms of the 401(k) Plan will govern Executive’s account balance, if any, under such 401(k) Plan.

1.2                               Termination Benefits in Connection with a Change of Control.  If Executive incurs a Qualifying Termination during a Protection Period, he or she will receive the following termination benefits:

(a)                                  Severance Pay.  Subject to Sections 1.7 and 2.1(a), Executive will receive Severance Pay in a single lump-sum within sixty (60) days after the date on which the Qualifying Termination is incurred.  In the case of a Qualifying Termination that is incurred during the portion of the Protection Period that precedes the Change of Control, (i) the amount of Severance Pay payable to Executive pursuant to this Section 1.2(a) shall be reduced by the amount of any Severance Pay paid to Executive pursuant to Section 1.1(a) prior to the date the Change of Control occurs and (ii) such additional Severance Pay shall be paid to Executive in a single lump-sum within sixty (60) days after the date on which such Change of Control occurred.

(b)                                 Accrued Obligations.  Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)                                  Continued Welfare Benefits.  Executive and Executive’s dependents will be entitled to receive health and other welfare benefits in accordance with the provisions of Section 1.1(c) for the duration of the Severance Period.

(d)                                 Outplacement Services.  Executive will be entitled to receive outplacement services in accordance with the provisions of Section 1.1(d).

(e)                                  Equity Compensation Adjustments.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that are unvested on Termination of Employment will vest immediately upon Termination of Employment, unless otherwise provided in such awards or such Equity Plan.  Following his or her Termination of Employment, Company will not grant Executive any equity-based compensation awards.

(f)                                    401(k) Plan.  The terms of the 401(k) Plan will govern Executive’s account balance, if any, under such 401(k) Plan.

(g)                                 Conditional Cap on Severance Pay.  If the payments to Executive pursuant to this Agreement (when considered with all other payments made to Executive as a result of a Termination of Employment that are subject to Section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) result in Executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code (“280G Excise Tax”).  Executive will receive the greater on an after-tax basis of (i) the severance benefits payable pursuant to this Section 1.2 or (ii) the severance benefits payable pursuant to this Section 1.2 as reduced to avoid imposition of the 280G Excise Tax (the “Conditional Capped Amount”).

Not more than fourteen (14) days following the Termination of Employment Company will notify Executive in writing (A) whether the severance benefits payable pursuant to this Section 1.2 when added to any other Parachute Payments payable to Executive exceed an amount equal to 299% (the “299% Amount”) of Executive’s “base amount” as defined in Section 280G(b)(3) of the Code, (B) the amount that is equal to the 299% Amount, (C) whether the severance benefit described in Section 1.2(g)(i) or the Conditional Capped Amount pursuant to section 1.2(g)(ii) is greater on an after-tax basis and (C) if the Conditional Capped Amount is the greater amount, the amount that the severance benefits payable pursuant to this Section 1.2 must be reduced to equal such amount.

The calculation of the 299% Amount, the determination of whether the termination benefits described in Section 1.2(g)(i) or the Conditional Capped Amount described in Section 1.2(g)(ii) is greater on an after-tax basis and, if the Conditional Capped Amount in Section 1.2(g)(ii) is the greater amount, the determination of how much Executive’s termination benefits must be reduced in order to avoid application of the 280G Excise Tax will be made by Company’s public accounting firm in accordance with section 280G of the Code or any successor provision thereto.  For purposes of making the reduction of amounts payable under this Agreement, such amounts shall be eliminated in the following order:  (1) any cash compensation, (2) any health or welfare benefits, (3) any equity compensation, and (4) any other payments hereunder.  Reductions of such amounts shall take place in the chronological order with respect to which such amounts would be paid from the date of the Termination of Employment absent any acceleration of payment.  If the reduction of the amounts payable hereunder would not result in a reduction of the Parachute Payments to the Conditional Capped Amount, no amounts payable under this Agreement shall be reduced pursuant to this provision.  The costs of obtaining such determination will be borne by Company.

1.3                               Termination Benefits in Connection With Disability.  If Executive has a Termination of Employment as a result of a Disability, he or she will receive the following termination benefits:

(a)                                  Severance Pay.  Subject to Sections 1.7 and 2.1(a), Executive will receive Severance Pay, which shall be paid in equal installments, in accordance with Company’s regular payroll practices and procedures, over a twelve (12) month period that commences on the first ordinary payroll payment date that follows the date that is sixty (60) days after the date on which the Executive has a Termination of Employment as a result of a Disability; provided that all unpaid portions of such Severance Pay shall be distributed to Executive in a lump-sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which such Termination of Employment occurs.

(b)                                 Accrued Obligations.  Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)                                  Continued Welfare Benefits.  Executive and Executive’s dependents will be entitled to receive health and other welfare benefits in accordance with the provisions of Section 1.1(c) for the duration of the Severance Period.

(d)                                 Equity Compensation Adjustments.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such Equity Plan.  Following his or her Termination of Employment, Company will not grant Executive any equity-based compensation awards.

(e)                                  401(k) Plan.  The terms of the 401(k) Plan will govern Executive’s account balance, if any, under such 401(k) Plan.

1.4                               Termination Benefits in Connection With Death.  If Executive has a Termination of Employment due to death while employed by Company, his or her estate will receive the following benefits:

(a)                                  Severance Pay.  Subject to Section 2.1(a), Executive’s estate will receive Severance Pay, which shall be paid in equal installments, in accordance with Company’s regular payroll practices and procedures, over a twelve (12) month period that commences on the first ordinary payroll payment date that follows the date that is sixty (60) days after the date on which the Executive has a Termination of Employment due to death; provided that all unpaid portions of such Severance Pay shall be distributed to Executive’s estate in a lump-sum on the payroll date immediately preceding March 15 of the calendar year following the calendar year in which such Termination of Employment occurs.

(b)                                 Accrued Obligations.  Executive’s estate will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)                                  Continued Welfare Benefits.  Executive’s dependants will be entitled to continue their health and welfare benefits, if any, pursuant to COBRA.

(d)                                 Equity Compensation Adjustments.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such Equity Plan.

(e)                                  401(k) Plan.  The terms of the 401(k) Plan will govern Executive’s account balance, if any, under such 401(k) Plan.

1.5                               Distributions on Account of Death of Executive During the Severance Period.  If Executive becomes entitled to Severance Pay pursuant to Section 1.1, 1.2 or 1.3 and dies during the Severance Period, the following benefits will be payable:

(a)                                  Severance Pay.  Any remaining Severance Pay payable to Executive as of the date of his or her death will continue to be paid to Executive’s estate pursuant to Section 1.1, 1.2 or 1.3, as applicable.

(b)                                 Accrued Obligations.  Executive’s estate will be entitled to payment of any Accrued Obligations unpaid as of the date of Executive’s death in accordance with the provisions of Section 1.1(b).

(c)                                  Continued Welfare Benefits.  Executive’s dependents will be entitled to continue to receive any health or other welfare benefits that they received immediately prior to the date of Executive’s death for the remainder of the applicable period, subject to the limitations contained in Section 1.1(c).

(d)                                 Outplacement Services.  Any outplacement service benefits available to Executive pursuant to Section 1.1(d) or 1.2(d) will cease as of the date of Executive’s death.

(e)                                  Equity Compensation Adjustments.  Upon death of Executive, any equity-based compensation awards granted to Executive by Company under an Equity Plan that vested prior to Executive’s death will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that are unvested on Executive’s death will expire, unless otherwise provided in such awards and such Equity Plan.

(f)                                    401(k) Plan.  The terms of the 401(k) Plan will govern Executive’s account balance, if any, under such 401(k) Plan.

1.6                               Termination Benefits in Connection With a Termination Other Than a Qualifying Termination.  If Executive has a Termination of Employment that is not described in Section 1.1, 1.2, 1.3 or 1.4, he or she will receive the following termination benefits:

(a)                                  Severance Pay.  Executive will not receive any Severance Pay.

(b)                                 Accrued Obligations.  Executive will be entitled to payment of any Accrued Obligations in accordance with the provisions of Section 1.1(b).

(c)                                  Continued Welfare Benefits.  Executive and Executive’s dependants will be entitled to continue their health and welfare benefits, if any, pursuant to COBRA.

(d)                                 Equity Compensation Adjustments.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that vested prior to such Termination of Employment will be governed by the terms of such awards and such Equity Plan.  Any equity-based compensation awards granted to Executive by Company under an Equity Plan that are unvested on Termination of Employment will expire, unless otherwise provided in such awards or such Equity Plan.  Following his or her Termination of Employment, Company will not grant Executive any equity-based compensation awards.

(e)                                  401(k) Plan.  The terms of the 401(k) Plan will govern Executive’s account balance, if any, under such 401(k) Plan.

1.7                               Code Section 409A.

(a)                                  It is the intention of Company and Executive that the provisions of this Agreement comply with Section 409A of the Code and the rules, regulations and other authorities promulgated thereunder (including the transition rules thereof) (collectively, “409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with 409A.

(b)                                 To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and as determined in good faith by Company, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions that would otherwise be payable during the six-month period after separation from service will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

(c)                                  In the event that Company determines that any provision of this Agreement does not comply with 409A, Company will be entitled (but will have no obligation) without Executive’s consent, to amend or modify such provision to comply with 409A; provided, however, that such amendment or modification will, to the greatest extent commercially practicable, maintain the economic value to Executive of such provision.

(d)                                 For purposes of 409A, each installment of Severance Pay under Sections 1.1(a), 1.3(a) and 1.4(a) will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)                                  Except as permitted by Section 409A, the continued benefits provided to Executive pursuant to this Agreement during any calendar year will not affect the continued benefits provided to Executive in any other calendar year, and the amount of any costs of purchasing benefits reimbursed pursuant to this Agreement shall be paid to Executive no later than the last day of the calendar year following the calendar year in which such costs are incurred by Executive.

(f)                                    Neither Executive nor any creditor or beneficiary of Executive will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted by Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Executive under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any affiliate thereof.

ARTICLE II
EXECUTIVE COVENANTS

2.1                               Release; Covenants.  As a condition of obtaining benefits under this Agreement, Executive will be required to (a) within forty-five (45) days following Termination of Employment execute and deliver to Company a general release of claims against Company in such form as may be required by Company and (b) comply with the covenants set forth in this Article II.  In the event that Executive fails to execute and deliver such general release within such forty-five-day period or revokes such general release (but only to the extent revocation is permitted under the terms of such general release), then Executive will forfeit all entitlement to any payment, benefit or other amount hereunder.  Executive’s failure to comply with the covenants of this Article II will be governed by Section 2.7 and Article III.

2.2                               Confidential Information.  Company promises to disclose to Executive and Executive acknowledges that in and as a result of his or her employment with Company, he or she will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of Company and its Affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information which are owned by Company and/or its Affiliates and regularly used in the operation of its business, and as to which Company and/or its Affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees (collectively, “Trade Secrets”).  Executive acknowledges and agrees that the Trade Secrets:

(a)                                  are secret and not known in the industry;

(b)                                 give Company or its Affiliates an advantage over competitors who do not know or use the Trade Secrets;

(c)                                  are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and

(d)                                 are valuable, special and unique assets of Company or its Affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Company or its Affiliates.

Executive promises not to use in any way or disclose any of the Trade Secrets, directly or indirectly, either during or after his or her employment by Company, except as required in the course of his or her employment, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Executive.  All files, records, documents, information, data compilations and similar items containing non-public and confidential information relating to the business of Company, whether prepared by Executive or otherwise coming into his or her possession, will remain the exclusive property of Company and may not be removed from the premises of Company under any circumstances without the prior written consent of Company (except in the ordinary course of business during Executive’s employment by Company), and in any event must be promptly delivered to Company upon termination of Executive’s employment with Company.  Executive agrees that upon receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the term of Executive’s employment with Company, Executive will timely notify and promptly provide a copy of the subpoena, process or other request to Company.  For this purpose, Executive irrevocably nominates and appoints Company (including any attorney retained by Company), as his or her true and lawful attorney-in-fact, to act in Executive’s name, place and stead to perform any reasonable and prudent act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure will not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure.  Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 2.2 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

2.3                               Non-Competition.  As a material inducement for Company’s promise to provide the trade secrets and proprietary and confidential information described in Section 2.2, Executive agrees that during the term of his or her employment with Company and during the applicable Severance Period specified in Section 5.14, he or she will not, directly or indirectly, as an employee, consultant or otherwise, compete with Company by providing services relating to retail or non-retail sales of jewelry to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.”  As used herein, a “Competing Business” is any business that, in whole or in material part, in the United States, Canada and/or Puerto Rico, (a) engages in the retail sale of jewelry, including, but not limited to, specialty jewelry retailers and other retailers having jewelry divisions or departments, or (b) operates as a vendor of jewelry, including, but not limited to, as a wholesaler, manufacturer or direct importer of jewelry.  The restrictions contained in this Section 2.3 will be tolled on a day-for-day basis for each day during which Executive participates in any activity in violation of such restrictions.

The parties agree that, subject to the terms of Section 2.1, the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition will not render invalid or unenforceable any remaining restrictions on competition.  Additionally, should an arbitrator or a court of competent jurisdiction determine that the scope of any provision of this Section 2.3 is too broad to be enforced as written, the parties intend that the arbitrator or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

2.4                               Agreement Not to Solicit Employees.  Executive covenants and agrees that during Executive’s employment with Company and thereafter during the applicable Severance Period specified in Section 5.14, Executive will not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire, cause to be hired or solicit any employee of Company or its Affiliates or (b) in any manner attempt to influence or induce any employee of Company or its Affiliates to leave the employment of Company or its Affiliates, nor will he or she use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees of Company or its Affiliates.  The restrictions contained in this Section 2.4 will be tolled on a day-for-day basis for each day during which Executive participates in any activity in violation of such restriction.

The parties agree that, subject to the terms of Section 2.1, the above restrictions on the solicitation of employees are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on the solicitation of employees will not render invalid or unenforceable any remaining restrictions on the solicitation of employees.  Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 2.4 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

2.5                               Nondisparagement.  Executive covenants and agrees that he or she will not make any public or private statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of Company, its Affiliates, its and/or their employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name or business; provided, however, that the terms of this paragraph will not (a) apply to Communications between Executive and his or her spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure; (b) apply to Communications required by law or made in response to a valid subpoena or other lawful order compelling Executive to provide testimony or information (subject to the provisions of Section 2.2); or (c) be construed to inhibit or limit Executive’s ability to initiate or cooperate with any investigation by a governmental or regulatory agency or official or other judicial or legal actions (subject to the provisions of Section 2.2).  Executive specifically agrees not to issue any public statement concerning his or her employment by Company and/or the cessation of such employment.

2.6                               Reasonableness of Restrictions.  Executive agrees that Executive and Company are engaged in a highly competitive business and, due to Executive’s position with Company and the nature of Executive’s work, Executive’s engaging in any business that is competitive with that of Company will cause Company great and irreparable harm.  Executive represents and warrants that the time, scope and geographic area restricted by the foregoing Sections 2.2, 2.3, 2.4 and 2.5 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are reasonable, that the enforcement of the restrictions contained in such Sections would not be unduly burdensome to Executive, and that Executive will be able to earn a reasonable living while abiding by the terms included herein.  Executive agrees that the restraints created by the covenants in Sections 2.2, 2.3, 2.4 and 2.5 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are not outweighed by either the hardship to Executive or any injury likely to the public.  If any arbitrator or court determines that any portion of this Article II is invalid or unenforceable, the remainder of this Article II will not thereby be affected and will be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Article II, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

2.7                               Enforcement.  Upon Executive’s employment with an entity that is not an Affiliate of Company (a “Successor Employer”) during the period that the provisions of this Article II remain in effect, Executive will provide such Successor Employer with a copy of this Agreement and will notify Company of such employment within thirty (30) days thereof.  Executive agrees that in the event of a breach of the terms and conditions of this Article II by Executive, Company will be entitled, if it so elects, to institute and prosecute proceedings pursuant to Article III, either in law or in equity, against Executive, to obtain damages for any such breach, or to enjoin Executive from any conduct in violation of this Article II.  In the event Company seeks an injunction or restraining order against Executive for breach of this Article II, Executive waives any requirement that Company post bond in connection with such request for relief.

2.8                               Recoupment.  Executive acknowledges and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of this Article II of the Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Executive shall forfeit all payments otherwise due under the Agreement and shall return to Company any Severance Pay made to Executive prior to such forfeiture.

ARTICLE III
DISPUTE RESOLUTION

3.1                               Arbitration.  Company and Executive agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or arising out of or relating to the subject matter of this Agreement or Executive’s employment by Company will be resolved exclusively through binding arbitration.  Subject to the terms and any exceptions provided in this Agreement, the parties each waive the right to a jury trial and waive the right to adjudicate their disputes under this Agreement outside the arbitration forum provided for in this Agreement.  The arbitration will be administered by a single neutral arbitrator admitted to practice law in Texas for a minimum of ten years.  Any such arbitration proceeding will take place in Dallas County, Texas and will be administered by the American Arbitration Association (“AAA”) Dallas office in accordance with its then-current applicable rules and procedures.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator will issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  This provision can be enforced under the Federal Arbitration Act.

3.2                               Entitlement to Injunctive Relief.  As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, Executive and Company agree that Company will have the right to initiate an action in any state or federal court of competent jurisdiction in Dallas County, Texas in order to request temporary, preliminary and permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the terms of Sections 2.2, 2.3, 2.4, or 2.5 above, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond; provided, however, that if Executive is engaging in activities prohibited by Section 2.2, 2.3, 2.4 or 2.5 above, outside of Dallas County, Texas, the parties hereby agree that the Company may, at its sole option, bring an action in any court of competent jurisdiction.  Nothing herein shall prevent the Company from pursuing the same injunctive or equitable relief in the arbitration proceedings.  Moreover, nothing in this section should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

3.3                               Limitation of Scope.  Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

3.4                               Payments Pending Litigation and/or Arbitration.  In the case of a Qualifying Termination other than during a Protection Period, upon the material violation of any of the provisions of this Agreement or a dispute regarding the subject matter of this Agreement, Company shall cease payment of all Severance Pay and severance benefits pending the outcome of litigation and/or arbitration on such issues pursuant to this Article III.  In the case of a Qualifying Termination during a Protection Period, upon the material violation of any of the provisions of this Agreement or a dispute regarding the subject matter of this Agreement, Company shall continue payment of all Severance Pay and severance benefits pending the outcome of litigation and/or arbitration pursuant to this Article Ill subject to being reimbursed if so ordered in any such litigation or arbitration.

3.5                               Fees and Expenses.  If Company or Executive sues in court or brings an arbitration action against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, the prevailing party will be entitled to recover its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees charged by AAA and/or the individual arbitrator, as applicable, regardless of which party initiated the proceedings.  If there is no prevailing party, the fees charged by AAA and/or the individual arbitrator will be borne equally by Company and Executive, and Company and Executive will each bear their own costs and attorneys’ fees incurred in arbitration.  In the event that Executive prevails on at least one material issue, Executive will be deemed to be the prevailing party; provided, however, that if Executive does not prevail on at least one material issue, the Company shall be deemed to be the prevailing party.

3.6                               Right of Offset.  If Executive is at any time indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Executive under this Agreement against any such indebtedness or amounts due from Executive to Company, to the extent permitted by law.

3.7                               Other Matters and Acknowledgement.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, will be kept confidential by all parties except to the extent necessary to enforce the award.  EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY EXECUTIVE.

ARTICLE IV
MISCELLANEOUS PROVISIONS

4.1                               Executive Acknowledgement.  Executive is entering into this Agreement of his or her own free will.  Executive acknowledges that he or she has had adequate opportunity to review this Agreement and consult with counsel of his or her own choosing.  Executive represents that he or she has read and understands this Agreement, he or she is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by Company other than those set forth in writing in the Agreement.

4.2                               At Will Employment.  Notwithstanding any provision in this Agreement to the contrary, Executive hereby acknowledges and agrees that Executive’s employment with Company is for an unspecified duration and constitutes “at-will” employment, and Executive further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of Company or Executive.

4.3                               Successors and Assigns.  The rights and obligations of Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Company.  Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of Company, by a written agreement in form and substance reasonably satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.  This Agreement is personal to Executive and without the prior written consent of Company is not assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

4.4                               Amendment.  This agreement may be amended or terminated at any time by Company, by a resolution of the Board of Directors of Company or the Compensation Committee thereof, the substance of which is promptly communicated to Executive; provided that, without the written consent of Executive, no such termination of this Agreement or amendment reducing any benefits provided hereunder shall be effective prior to the expiration of the one-year anniversary of the adoption of such resolution; and provided, further, that without the written consent of Executive, no amendment or termination shall become effective during a Protection Period.  No amendment or termination shall affect any vested rights or benefits to which Executive is entitled at the effective time of such amendment or termination.  Otherwise, the Agreement may be amended or terminated only as provided in Section 1.7 or by an instrument in writing signed by Company and Executive.

4.5                               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

4.6                               Integration.  The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation The Executive Severance Plan for Zale Corporation and its Affiliates and any Change of Control Agreement or employment agreement (including any offer letter) between Executive and Company, which are hereby terminated with respect to Executive.

4.7                               Choice of Law; Forum Selection.  THIS AGREEMENT WILL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

The parties hereby agree that any action to enforce the arbitrator’s award shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas and the parties hereby consent to the exclusive jurisdiction of such court; provided, however, that nothing herein shall preclude the parties’ rights to conduct collection activities in the courts of any jurisdiction with respect to the order or judgment entered upon the arbitrator’s award by the Texas court.

4.8                               Survival.  The provisions of Article II, Article III, this Article IV and Article V will survive the termination of this Agreement.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants of Executive contained in this Agreement, including but not limited to those contained in Article II.

4.9                               No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

4.10                        Notice.  For all purposes of this Agreement, all communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days after having been sent by a nationally recognized overnight courier service, addressed to Company at its principal executive office, to Company’s General Counsel, and to Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.

4.11                        Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

4.12                        Construction.  This Agreement is deemed to be drafted equally by both Executive and Company and will be construed as a whole and according to its fair meaning.  Any presumption or principle that the language of this Agreement is to be construed against any party will not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all”, and “each and every”; (d) “includes” and “including” are each used without limitation; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter; singular or plural as the identity of the entities or persons referred to may require.

4.13                        No Mitigation.  Except as provided in Sections 1.1(c), 1.2(c) or 1.3(c) (regarding continued welfare benefits), in no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not Executive obtains other employment.

4.14                        Withholding.  Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

ARTICLE V
DEFINITIONS

5.1                               “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as Company.

5.2                               “Base Compensation” means Executive’s gross base salary at the time of his or her Termination of Employment before reduction by any pre-tax contributions to the 401(k) Plan or any other benefit plan maintained by the Company or its Affiliates or any other deductions of any nature.

5.3                               [“Bonus” means the average of the annual incentive bonus amount earned by Executive under the applicable Bonus Plan as established by Company’s Board of Directors with respect to the three fiscal years preceding the fiscal year in which the Termination of Employment occurs (or such lesser period of Executive’s employment with the Company and its Affiliates).]

[“Bonus” means the amount payable to Executive, if any, under the Zale Corporation Bonus Plan (or any successor plan providing generally for bonuses to senior management of Company or its Affiliates) in accordance with the following:

UNRELATED TO CHANGE OF CONTROL – SECTION 1.1	RELATED TO A CHANGE OF CONTROL – SECTION 1.2	DISABILITY OR DEATH – SECTIONS 1.3 AND 1.4
Average Bonus	Target Bonus	None

For these purposes, (a) “Average Bonus” will mean the average of the annual incentive bonus amount earned by Executive under the applicable Bonus Plan as established by Company’s Board of Directors with respect to the three fiscal years preceding the fiscal year in which the Termination of Employment occurs (or such lesser period of Executive’s employment with the Company and its Affiliates); and (b) “Target Bonus” will mean the targeted annual incentive bonus as determined under the applicable Bonus Plan as established by Company’s Board of Directors for the fiscal year in which the Termination of Employment occurs.]

5.4                               “Cause” means (a) Executive’s indictment for a felony or a crime involving moral turpitude; (b) Executive’s commission of an act constituting fraud, deceit or material misrepresentation with respect to Company; (c) Executive’s recurrent use of alcohol or prescribed medications at work or otherwise such that, in Company’s sole discretion; Executive’s job performance is impaired or the use of any illegal substances or drug such that, in Company’s sole discretion.  Executive’s job performance is impaired; (d) Executive’s embezzlement of Company’s or its Affiliates’ assets or funds; and (e) Executive’s commission of any negligent or willful act or omission that, in the cases of clauses (b), (d) and (e) of this Section 5.4, causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to Company or any Affiliate.

5.5                               “Change of Control” means any of the following occurrences:

(a)                                  any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (“Person”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 30% or more of the voting stock of Company[; provided, however, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the voting stock of the Company as a result of the acquisition of voting stock by the Company which reduces the amount of Company voting stock outstanding; provided further, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company voting stock that increases the percentage of outstanding Company voting stock beneficially owned by such person, a Change in Control of the Company shall then occur];

(b)                                 the majority of the Board of Directors of Company consists of individuals other than “incumbent” directors, which term means the members of the Board of Directors on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(c)                                  Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(d)                                 all or substantially all of the assets or business of Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company immediately prior to such merger, consolidation or other transaction, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or

(e)                                  Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such, other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of Company and “voting stock” will mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

5.6                               “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

5.7                               “Code” means the Internal Revenue Code of 1986, as amended.

5.8                               “Disability” means, in Company’s sole discretion, Executive becomes mentally or physically impaired or disabled such that he or she is unable to perform his or her duties and responsibilities hereunder for a period of at least one hundred twenty (120) days in the aggregate during any one hundred fifty (150) consecutive day period.

5.9                               “Equity Plan” means any equity plan, agreement or arrangement maintained or sponsored by Company in which Executive is a participant.

5.10                        “401(k) Plan” means the Zale Corporation Savings and Investment Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by Company or any Affiliate in which Executive is a participant.

5.11                        “Protection Period” means the period beginning on the date that is six months prior to the occurrence of a Change of Control and ending twenty-four (24) months following the occurrence of a Change of Control.

5.12                        “Qualifying Termination”

(a)                                  In the case of any Termination of Employment other than during a Protection Period, ‘‘Qualifying Termination” shall mean:

(i)                                     the Termination of Employment of Executive by Company for any reason other than Cause, Disability, or death; or

(ii)                                  the Termination of Employment of Executive by Executive for any of the following reasons:

(A)                              a material reduction by Company in Executive’s base salary or bonus eligibility unless similar reductions apply to senior executives of Company and its subsidiaries generally;

(B)                                relocation of Company’s principal executive offices outside the Dallas/Fort Worth, Texas Metroplex; or

(C)                                the assignment to Executive by Company of duties materially inconsistent with, or the material reduction of the powers and functions associated with, Executive’s positions, duties, responsibilities and status with Company or a material adverse change in Executive’s titles or offices, unless such action is in lieu of termination by Company of Executive’s employment due to Disability.

If Executive believes that an event specified in this Section 5.12(a)(ii) has occurred.  Executive must notify Company of that belief within ninety (90) days following the occurrence of such event.  Company will have thirty (30) days following receipt of such notice (such period, the “Designated Period”) in which to either rectify such event, determine that such an event exists, or determine that such an event does not exist.  If Company does not take any of the foregoing actions within the Designated Period, Executive may terminate his or her employment with Company during the fourteen-day period following the expiration of the Designated Period.  If, during the Designated Period, Company determines that such an event exists Company shall either (A) undertake to cure such event during the Designated Period and provide Executive with written notice during the Designated Period of Company’s determination that such event has been cured, or (B) provide written notice to Executive during the Designated Period that it does not wish to cure such event, in which case, Executive may terminate his or her employment during the fourteen-day period following receipt of the notice specified in this clause (B).  If, during the Designated Period, Company determines that (1) such event does not exist or (2) Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) Executive will not be entitled to rely on or assert such event as a basis for a Qualifying Termination; and (y) if Executive disagrees with Company’s determination, Executive may file a claim pursuant to Article III within thirty (30) days after Executive’s receipt of written notice of Company’s determination.

(b)                                 In the case of any Termination of Employment during a Protection Period, “Qualifying Termination” shall mean:

(i)                                     the Termination of Employment of Executive by Company for any reason other than Cause, Disability, or death; or

(ii)                                  the Termination of Employment of Executive by Executive for any of the following reasons:

(A)                              the assignment to Executive by Company of duties inconsistent with, or the reduction, other than due solely to the fact that Company no longer is a publicly traded company of the powers and functions associated with Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change of Control, or a material adverse change in Executive’s titles or offices as in effect immediately prior to a Change of Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except, in each of the foregoing cases, in connection with Termination of Employment by Company due to Cause, Disability, or death;

(B)                                a reduction by Company in Executive’s base salary or bonus eligibility as in effect on the date of a Change of Control;

(C)                                relocation of Company’s principal executive offices outside the Dallas/Fort Worth, Texas Metroplex;

(D)                               Company’s requirement that Executive be based anywhere other than at Company’s principal executive offices in the Dallas/Fort Worth, Texas Metroplex area, or if Executive agrees to a relocation outside the area, Company’s failure to reimburse Executive for moving and all other expenses incurred with such move;

(E)                                 Company’s failure to continue in effect any Company-sponsored plan that is in effect on the date of a Change of Control (or replacement plans therefore that in the aggregate provide substantially the same or more favorable benefits) that is either a 401(k) Plan or provides incentive or bonus compensation or reimbursement for reasonable expenses incurred by Executive in connection with the performance of duties with Company;

(F)                                 any material breach by Company of any provision of this Agreement; or

(G)                                any failure by Company to obtain the assumption of this Agreement by any successor or assign of Company.

If Executive believes that an event specified in this Section 5.12(b)(ii) has occurred, Executive must notify Company of that belief within ninety (90) days following the occurrence of such event.  Company will have thirty (30) days following receipt of such notice (such period, the “Designated Period”) in which to either rectify such event determine that such an event exists, or determine that such an event does not exist.  If Company does not take any of the foregoing actions within the Designated Period;, Executive may terminate his or her employment with Company during the fourteen-day period following the expiration of the Designated Period.  If, during the Designated Period, Company determines that such an event exists Company shall either (A) undertake to cure such event during the Designated Period and provide Executive with written notice during the Designated Period of Company’s determination that such event has been cured, or (B) provide written notice to Executive during the Designated Period that it does not wish to cure such event, in which case, Executive may terminate his or her employment during the fourteen-day period following receipt of the notice specified in this clause (B).  If, during the Designated Period, Company determines that (1) such event does not exist or (2) Company has cured such event pursuant to clause (A) of the preceding sentence, then (x) Executive will not be entitled to rely on or assert such event as a basis for a Qualifying Termination, and (y) if Executive disagrees with Company’s determination, Executive may file a claim pursuant to Article III within thirty (30) days after Executive’s receipt of written notice of Company’s determination.

(c)                                  Notwithstanding anything to the contrary contained herein, for purposes of Section 1.2, a Qualifying Termination shall occur only to the extent that Executive incurs a “separation from service” with Company within the meaning of Treasury Regulation Section 1.409A-1(h).

(d)                                 In the event that Executive is employed by a subsidiary of Company, including Zale Delaware, Inc., and not Company, for purposes of the term “Qualifying Termination,” “Company” will include such subsidiary.

5.13                        “Severance Pay” means cash severance payments in an amount equal to the product of (a) the sum of Executive’s Base Compensation as of Termination of Employment and, in the cases of Sections 1.1 and 1.2, Bonus (as specified in Section 5.3), and (b) the applicable Severance Period specified in Section 5.14 provided, however, that in the event of payment under Sections 1.3 or 1.4, the amount of any payment received by Executive pursuant to any death or disability plan or insurance maintained by Company on Executive’s behalf shall be deducted from any amounts payable pursuant to this Agreement.

5.14        “Severance Period” means the following period, based on whether Executive’s Qualifying Termination is during a Protection Period or due to Disability or death:

QUALIFYING TERMINATION OTHER THAN DURING A PROTECTION PERIOD - SECTION 1.1	QUALIFYING TERMINATION DURING A PROTECTION PERIOD - SECTION 1.2	TERMINATION OF EMPLOYMENT DUE TO DISABILITY OR DEATH - SECTIONS 1.3 AND 1.4
[1.5] [2] years	3 years	1 year

5.15                        “Termination of Employment” means the date on which Executive ceases to perform duties for Company or its Affiliate(s).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZALE CORPORATION

By:
Name:
Title:

EXECUTIVE